Exhibit 10.01

Published CUSIP Number:

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 12, 2004

among

ENTERCOM RADIO, LLC
as the Borrower,

ENTERCOM COMMUNICATIONS CORP.,
as the Parent,

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent and L/C Issuer,

BANK OF AMERICA, N.A.
as Syndication Agent

HARRIS NESBITT
JPMORGAN CHASE BANK
SUNTRUST BANK
as Co-Documentation Agents

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Joint Book Manager

J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger and Joint Book Manager

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms.
1.04	Rounding
1.05	Times of Day
1.06	Letter of Credit Amounts
ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS
2.01	Committed Loans
2.02	Borrowings, Conversions and Continuations of Committed Loans.
2.03	Letters of Credit.
2.04	Prepayments.
2.05	Termination or Reduction of Commitments
2.06	Repayment of Obligations
2.07	Interest.
2.08	Fees
2.09	Computation of Interest and Fees
2.10	Evidence of Debt.
2.11	Payments Generally; Administrative Agent's Clawback.
2.12	Sharing of Payments by Lenders
2.13	Incremental Facility.
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes.
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Costs; Reserves on Eurodollar Rate Loans.
3.05	Compensation for Losses
3.06	Mitigation Obligations; Replacement of Lenders.
3.07	Survival
ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01	Conditions of Initial Credit Extension
4.02	Conditions to all Credit Extensions
ARTICLE V. REPRESENTATIONS AND WARRANTIES
5.01	Existence, Qualification and Power; Compliance with Laws
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Other Consents
5.04	Binding Effect
5.05	Financial Statements; No Material Adverse Effect.
5.06	Litigation

i

5.07	No Default
5.08	Ownership of Property; Liens
5.09	Environmental Compliance
5.10	Insurance
5.11	Taxes
5.12	ERISA Compliance.
5.13	Subsidiaries; Equity Interests
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act.59
5.15	Disclosure
5.16	Compliance with Laws
5.17	License Subsidiaries
5.18	The Parent.
5.19	Solvent
ARTICLE VI. AFFIRMATIVE COVENANTS
6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Payment of Certain Obligations
6.05	Preservation of Existence, Etc
6.06	Maintenance of Properties
6.07	Maintenance of Insurance
6.08	Compliance with Laws
6.09	Books and Records
6.10	Inspection Rights
6.11	Use of Proceeds
6.12	Additional Guarantors
6.13	FCC Consents
6.14	Collateral
6.15	Swap Contracts
ARTICLE VII. NEGATIVE COVENANTS
7.01	Liens
7.02	Investments
7.03	Indebtedness
7.04	Fundamental Changes
7.05	Dispositions
7.06	Restricted Payments
7.07	Acquisitions
7.08	Change in Nature of Business
7.09	Transactions with Affiliates
7.10	Negative Pledge Clauses
7.11	Use of Proceeds
7.12	Amendment of Material Documents and Agreements
7.13	Financial Covenants.
7.14	License Subsidiaries
7.15	Senior Subordinated Notes.

7.16	Sale and Leaseback Transactions
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default
8.02	Remedies Upon Event of Default
8.03	Application of Funds
ARTICLE IX. ADMINISTRATIVE AGENT
9.01	Appointment and Authority
9.02	Rights as a Lender
9.03	Exculpatory Provisions
9.04	Reliance by Agents.
9.05	Delegation of Duties
9.06	Resignation of Administrative Agent
9.07	Non-Reliance on Agents and Other Lenders
9.08	No Other Duties, Etc
9.09	Administrative Agent May File Proofs of Claim
9.10	Collateral and Guaranty Matters
ARTICLE X. MISCELLANEOUS
10.01	Amendments, Etc
10.02	Notices; Effectiveness; Electronic Communication.
10.03	No Waiver; Cumulative Remedies
10.04	Expenses; Indemnity; Damage Waiver.
10.05	Payments Set Aside
10.06	Successors and Assigns.
10.07	Treatment of Certain Information; Confidentiality
10.08	Right of Setoff
10.09	Interest Rate Limitation
10.10	Counterparts; Integration; Effectiveness
10.11	Survival of Representations and Warranties
10.12	Severability
10.13	Replacement of Lenders
10.14	Governing Law; Jurisdiction; Etc.
10.15	Waiver of Jury Trial
10.16	FCC Compliance.
10.17	USA PATRIOT Act Notice
10.18	Time of the Essence
10.19	Designation as Senior Indebtedness
10.20	Amendment, Restatement, Increase, Extension Renewal and Increase in Uncommitted Option
10.21	Commitment Letter
10.22	ENTIRE AGREEMENT

SIGNATURES

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.13	Subsidiaries and Other Equity Investments
5.17	Excluded FCC Licenses
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty

ENTERCOM RADIO, LLC

$800,000,000 SENIOR SECURED CREDIT FACILITY
$500,000,000 UNCOMMITTED INCREASE OPTION

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of August 12, 2004, among Entercom Radio, LLC, a Delaware limited liability company (the “Borrower”), Entercom Communications Corp., a Pennsylvania corporation (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as Administrative Agent and L/C Issuer, BANK OF AMERICA, N.A. (“Bank of America”), as Syndication Agent and HARRIS NESBITT, JPMORGAN CHASE BANK and SUNTRUST BANK, as Co-Documentation Agents.

The Borrower has requested that the Lenders amend and restate the existing credit facility into a revolving credit facility, replacing certain of the Lenders, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01                           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (i) any consummated acquisition by the Parent, the Borrower or any of their Subsidiaries of any other Person, which Person shall then become consolidated with the Parent, the Borrower or any such Subsidiary in accordance with GAAP, or (ii) any acquisition by the Parent, the Borrower or any of their Subsidiaries of a Station, other business unit or all or any substantial amount of the assets of any other Person.  For purposes of the preceding sentence, an amount of assets shall be deemed to be “substantial” if such assets have a fair market value in excess of $1,000,000; provided, however, that the purchase of equipment and other goods and services in the ordinary course of business shall not be deemed to be “Acquisitions”.

“Administrative Agent” means KeyBank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent or servicing agent engaged in accordance with the terms of Section 9.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Syndication Agent.

“Aggregate Commitments” means the sum of the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate and Letters of Credit	Base Rate
1	≤ 2.00 to 1	0.200%	0.625%	0.000%
2	>2.00:1 but ≤ 3.50:1	0.250%	0.750%	0.000%
3	>3.50:1 but ≤ 4.00:1	0.300%	0.875%	0.000%
4	>4.00:1 but ≤ 4.50:1	0.375%	1.000%	0.000%
5	>4.50:1 but ≤ 5.00:1	0.375%	1.125%	0.125%
6	>5.00:1	0.375%	1.375%	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, until the first Business Day after such Compliance Certificate is delivered.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc., in their capacity as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent (including accounts of the Borrower and its Subsidiaries) for the fiscal year ended December 31, 2003, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate”  means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.”  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Permitted Holders and any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)                                 a majority of the seats on the board of directors or other governing body of the Parent or the Borrower shall be occupied by Persons who were not (i) nominated by the board of directors or other governing body of the Parent (in the case of the Parent’s board) or the Borrower (in the case of the Borrower’s board), (ii) appointed by directors so nominated or (iii) in the case of the Parent, nominated by Permitted Holders; or

(c)                                  except as permitted by the terms of this Agreement, the Parent shall cease to own 100% of the issued and outstanding membership interests and other equity interests and securities of the Borrower, free and clear of liens (other than those granted to secure the Obligations), or the Borrower shall cease to own, directly or indirectly, the issued and outstanding membership interests, capital stock, partnership interests or other equity interests of each Subsidiary except Non-Wholly Owned Subsidiaries, free and clear of liens (other than those granted to secure the Obligations); or

(d)                                 any Person or two or more Persons acting in concert (other than Permitted Holders) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent or the Borrower, or control over the equity securities of the Parent or the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent or the Borrower, respectively, on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the initial funding of the Committed Loans occurs.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means (a) all present and future Equity Interests of the Borrower, and (b) all Equity Interests of all of the direct and indirect Subsidiaries of the Borrower and the Parent in existence on the Closing Date, (c) all present and future Equity Interests owned by the Borrower, the Parent and their direct and indirect Domestic Subsidiaries of all present and future direct and indirect Domestic Subsidiaries of the Parent and the Borrower, except Excluded Collateral and (d) all proceeds and products of the Equity Interest described in subsections (a), (b) and (c) preceding.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A, or any other form approved by the Administrative Agent.

“Communications Act” shall mean the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, or any other form approved by the Administrative Agent.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination for the four most recently completed fiscal quarters of the Parent, the ratio of (a) the difference between (i) Consolidated Operating Cash Flow for such period and (ii) cash expenditures of the Parent, the Borrower and their Subsidiaries in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations, expenditures made with the proceeds of asset sales, condemnations or insurance, like-kind exchanges, and the purchase price for Permitted Acquisitions and Investments) for such period to (b) the sum of (i) Consolidated Interest Charges for such period, plus (ii) scheduled principal repayments of Consolidated Funded Indebtedness for such period (excluding in any such calculation, any payment of the principal amount of the Obligations due on the Maturity Date), plus (iii) any federal, state or local income taxes paid by the Parent, the Borrower and the Subsidiaries during such period, plus (iv) dividends paid by the Parent during such period (but specifically excluding repurchases of Equity Interests of the Parent, the Borrower and their Subsidiaries).  Notwithstanding the foregoing, the contribution to items (a)(ii), (b)(ii) and (b)(iii) above from Non-Wholly Owned Subsidiaries shall be limited to the amount of such items for which a Loan Party has direct liability.

 “Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent, the Borrower and their Subsidiaries on a consolidated basis, the sum of (without duplication) (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct and indirect obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business in excess of $5,000,000 and, in each case, not past due for more than 180 days unless disputed in good faith), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations in excess of $1,000,000 in the aggregate at any one time outstanding, (f) indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Parent, the Borrower or any of their Subsidiaries, whether or not the obligations secured thereby have been assumed by such Person or is limited in recourse (provided that, if such Indebtedness is non-recourse, the amount of such Indebtedness for purposes hereof shall be limited to the lesser of the principal amount of such Indebtedness and the fair market value of the property serving as collateral therefor), (g) at any time after the occurrence and during the continuance of an Event of Default under any agreement of any Loan Party governing Swap Contracts, the aggregate amount payable by such Loan Party under such agreement, (h) all Guarantees with respect to outstanding Indebtedness of the types specified in subsections (a) through (g) above of Persons other than the Parent, the Borrower or any Subsidiary, and (i) the aggregate amount of Indebtedness of Non-Wholly Owned Subsidiaries of the types referred to in subsections (a) through (h) above for which any Loan Party has direct liability.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Consolidated Interest Charges” means, for any period, for the Parent, the Borrower and their Subsidiaries on a consolidated basis, the sum of (a) all cash interest, premium payments,

debt discount, fees, charges (excluding fees and charges related to this Agreement) and related cash expenses of the Parent, the Borrower and their Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Parent, the Borrower and their Subsidiaries paid in cash during such period under capital leases that is treated as interest in accordance with GAAP, in the case of (a) and (b) preceding, net of (i) consolidated interest income of the Parent, the Borrower and their Subsidiaries for such period and (ii) interest accrued on the $1,000,000 of capital leases and other obligations described in subsection (e) of the definition of Consolidated Funded Indebtedness.  For purposes of calculating Consolidated Interest Charges in any period, (i) net cash payments made or received by the Parent, the Borrower and their Subsidiaries with respect to Swap Contracts shall be included in the computation of gross interest expense, (ii) any Acquisition by the Borrower, the Parent or their Subsidiaries, may, at the option of the Borrower after notice to the Administrative Agent, be deemed to have occurred on the first day of such period and (iii) any Disposition of any Station or other assets for consideration in excess of $25,000,000 by any of the Parent, the Borrower or any of their Subsidiaries (and any related incurrence or repayment of Indebtedness) which occurs during such period shall be deemed to have occurred on the first day of such period.  Notwithstanding the foregoing, the contribution to items (a) and (b) above from Non-Wholly Owned Subsidiaries shall be limited to the amount of such items for which a Loan Party has direct liability.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Operating Cash Flow for the period of the four most recently completed fiscal quarters of the Parent to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Operating Cash Flow for the period of the four most recently completed fiscal quarters of the Parent.  For purposes of calculating the Consolidated Leverage Ratio as of any date of determination, Consolidated Funded Indebtedness shall be reduced by the amount of cash on hand of the Borrower as of such date in excess of $5,000,000 up to a maximum amount of $25,000,000.

“Consolidated Net Income” means, for any period, for the Parent (including the accounts of the Borrower and their Subsidiaries) on a consolidated basis, the pre-tax net income of the Parent, the Borrower and their Subsidiaries for that period.

“Consolidated Operating Cash Flow” means for the Parent, the Borrower and their Subsidiaries (excluding Non-Wholly Owned Subsidiaries, except as specifically provided in subsection (c) below), the sum of (a) Consolidated Net Income (excluding to the extent included in Consolidated Net Income (i) extraordinary gains, including net gains on the sales of asset other than asset sales in the ordinary course of business, and (ii) any items of extraordinary loss, including net losses on the sale of assets other than asset sales in the ordinary course of business), plus (b) interest expense, depreciation and amortization, deferred and other non-cash charges, plus (c) to the extent received by the Borrower and not already included in Consolidated Net Income, cash received from joint ventures and Non-Wholly Owned Subsidiaries, plus (d) stock option based compensation, if any.  For purposes of calculating Consolidated Operating Cash Flow with respect to any Acquisition or Disposition of any Station or assets that occurs during any period of determination, and any related incurrence or repayment of Consolidated Funded Indebtedness (including its effect on Operating Cash Flow), (x) any Acquisition by the Borrower, the Parent or their Subsidiaries, may, at the option of the Borrower after notice to the Administrative Agent, be deemed to have occurred on the first day of such period and (y) any Disposition of any Station or other assets for consideration in excess of $25,000,000 by any of the Parent, the Borrower or any of their Subsidiaries, (and any related incurrence or repayment of Indebtedness) which occurs during such period shall be deemed to have occurred on the first day of such period.  In addition, the Borrower may elect to adjust Consolidated Operating Cash Flow to give effect to the cancellation of sports agreements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that, the directors, officers and employees of a Person shall not be deemed to control such Person as a result of their role as such.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) is the sole Lender giving notice to the L/C Issuer under Section 2.03(b)(ii) or Section 2.03(b)(iii) or (d) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, assignment, transfer in full, conveyance, or other disposition (including dispositions pursuant to Local Marketing Agreements, Joint Sales

Agreements or Shared Services Agreements or pursuant to any sale and leaseback transaction) of any property by the Parent, the Borrower or any of their Subsidiaries, including any such disposition or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding assets disposed of in the ordinary course of business of such Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, unless the direct or indirect parent of such Subsidiary is not so organized.

“EDGAR”, means the Electronic Data Gathering, Analysis, and Retrieval system or any similar system used by the SEC for electronic SEC filings.

“Eligible Assignee” means  (a) a Lender; (b) an Affiliate of a Lender or an Approved Fund approved by the Administrative Agent and the L/C Issuer and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Parent, the Borrower or any of the Parent’s or the Borrower’s Affiliates or Subsidiaries or (y) any direct and known competitor of the Parent, the Borrower or any of their Subsidiaries.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, membership or partnership of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, membership or partnership of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent or the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent, the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a)                                  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or, if the Administrative Agent has no London branch, the Syndication Agent’s London branch) to major banks in the London interbank Eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Collateral” means Equity Interests owned by the Parent, the Borrower or any of their Subsidiaries in the Excluded Non-Wholly Owned Subsidiaries.

“Excluded Non-Wholly Owned Subsidiaries” means Non-Wholly Owned Subsidiaries in which the Parent, the Borrower and their Subsidiaries have Invested, which, in the aggregate over the term of this Agreement, do not exceed $150,000,000 in the amount of the initial Investment by the Parent, the Borrower and their Subsidiaries for all such Excluded Non-Wholly Owned Subsidiaries, as certified quarterly to the Lenders in the Compliance Certificate; provided that, to the extent that any such Excluded Non-Wholly Owned Subsidiary (i) becomes a Guarantor and (ii) has 100% of its Equity Interests pledged to secure the Obligations, in each case pursuant to documentation substantially similar in terms, conditions and form to the Guaranty and the Subsidiary Pledge Agreement, then the preceding $150,000,000 limitation (as reduced through the date of determination) shall be reinstated to the extent of the Investment by applicable Loan Party in such Excluded Non-Wholly Owned Subsidiary, and such Excluded Non-Wholly Owned Subsidiary shall thereafter no longer be included in the definition of Excluded Non-Wholly Owned Subsidiaries.  For the avoidance of doubt, the only manner in which any portion of the $150,000,000 limitation for Excluded Non-Wholly Owned Subsidiaries may be reinstated is for an Excluded Non-Wholly Owned Subsidiary to execute a Guaranty and have 100% of the Equity Interests in such Excluded Non-Wholly Owned Subsidiary pledged to secure the Obligations.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, is resident or is doing business, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in

Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 16, 1999 among the Borrower, the Parent as a guarantor, Banc of America Securities LLC as Sole Lead Arranger and Book Manager, KeyBank (as successor by assignment to Key Corporate Capital Inc.) as Administrative Agent and Co-Documentation Agent, Bank of America as Syndication Agent and Co-Documentation Agent, and a syndicate of lenders, as amended through the date hereof.

“Existing Letters of Credit” means those letters of credit listed on Schedule 1.01.

“FCC” shall mean the Federal Communications Commission and any successor or substitute governmental commission, agency, department, board or authority performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC Regulations” shall mean all rules, regulations, written policies, orders and decisions of the FCC under the Communications Act.

“Federal Funds Rate”  means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) the letter agreement, dated July 15, 2004 among the Borrower, the Syndication Agent and Banc of America Securities LLC., (ii) the letter agreement, dated July 15, 2004, among the Borrower, JPMorgan Chase Bank and J.P. Morgan Securities Inc., (iii) the letter agreement, dated August 9, 2004, among the Borrower and KeyBank, and (iv) any other fee letter entered into by the Borrower and any Agent, Arranger or Lender in connection with this Agreement.

“Final Order” means an action or order issued by the FCC (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests or petitions have been filed for administrative or judicial review, reconsideration, rehearing, appeal or stay, and the time for filing any such requests or petitions and for the FCC to set aside the action on its own motion has expired, (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired, and (iii) no appeal to a court or request for stay by a court of such action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any

Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, for which such Person is liable under such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Parent and all existing and future direct and indirect Domestic Subsidiaries of the Parent and the Borrower, except the Excluded Non-Wholly Owned Subsidiaries.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Facility” has the meaning specified in Section 2.13(a).

“Incremental Revolver Loan” has the meaning specified in Section 2.13(a).

“Incremental Term Loan” has the meaning specified in Section 2.13(a).

“Incremental Loan Amendment” has the meaning specified in Section 2.13(e).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and deferred compensation);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Parent, the Borrower or any of their Subsidiaries, whether or not the obligations secured thereby have been assumed by such

Person or is limited in recourse (provided that, if such Indebtedness is non-recourse, the amount of such Indebtedness for purposes hereof shall be limited to the lesser of the principal amount of such Indebtedness and the fair market value of the property serving as collateral therefor);

(f)                                    capital leases and Synthetic Lease Obligations; and

(g)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent a Loan Party is liable therefor.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indenture” means that certain Indenture, dated as of March 5, 2002, among the Borrower, Entercom Capital, Inc. a Delaware corporation, the Parent, the subsidiary guarantors listed therein and HSBC Bank USA, as Trustee, together with that certain First Supplemental Indenture, dated as of March 5, 2002, among the Borrower, Entercom Capital, Inc. a Delaware corporation, the Parent, the subsidiary guarantors listed therein and HSBC Bank USA, as Trustee.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or, subject to Lenders’ availability, nine or twelve months, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)                                  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, provided that, an Investment shall not include any purchase that meets the definition of an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint Sales Agreement” means an agreement for the sale of commercial or advertising time or any similar arrangement pursuant to which a Person obtains the right to (i) sell at least a majority of the time for commercial spot announcements, and/or resell to advertisers such time on, (ii) provide the sales staff for the sale of the advertising time or the collection of accounts receivable with respect to commercial advertisements broadcast on, (iii) set the rates for advertising on and/or (iv) provide the advertising material for broadcast on, a radio broadcast station the FCC License of which is held by a Person other than an Affiliate of such Person.

“KeyBank” means KeyBank National Association.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including, when used with respect to the Parent, the Borrower and their Subsidiaries, the Communications Act and all FCC Regulations.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means KeyBank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including (without duplication) all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is three days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $250,000,000.  Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“License” means any authorization, permit, consent, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by, or entered into by a federal, state or local governmental authority which permits or authorizes the acquisition, construction or operation of a radio broadcasting station, or any part of a radio broadcasting station or which is required for the acquisition, ownership or operation of any Station.

“License Subsidiary” means any Subsidiary of the Borrower and the Parent (other than a Non-Wholly Owned Subsidiary) formed or acquired solely for the purpose of holding Licenses issued by the FCC.

“Licensing Authority” means a governmental authority which has granted or issued a License.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other) or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Like Kind Exchanges” means an exchange of like-kind property under Section 1031 of the Code to the maximum extent possible under Section 1031, established pursuant to a “qualified escrow account” within the meaning of Treas. Reg. Section 1.1031(k)-1(g)(3) with a “qualified intermediary” within the meaning of Treas. Reg. Section 1.1031(k)-1(g)(4), which account shall be governed by an escrow agreement complying with the requirements of Treas. Reg. Sections 1.1031(k)-1(g)(4) and 1.1031(k)-1(g)(6).

“Limited Period” means collectively, each period over the term of this Agreement with respect to which the Consolidated Leverage Ratio was greater than 5.00 to 1.00 for the most recently completed four fiscal quarters, such period to commence on the earlier of the date the Borrower delivers or was required to deliver the relevant Compliance Certificate and to continue until such time that the Borrower has demonstrated that the Consolidated Leverage Ratio is equal to or less than 5.00 to 1.00 by delivery of a Compliance Certificate in accordance with the terms of Section 6.02(a).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Loan or Incremental Facility.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Fee Letter, each Pledge Agreement and the Guaranty, and each other document or agreement executed by any Loan Party in connection with this Agreement from time to time, except Swap Contracts.

“Loan Parties” means, collectively, the Borrower, the Parent and each Guarantor.

“Local Marketing Agreement” means a local marketing arrangement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations, obtains the right to exhibit programming and sell all advertising time during more than fifty percent (50%) of the air time of a radio broadcast station licensed to another Person.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities, operations or financial condition of the Parent, the Borrower and their Subsidiaries taken as a whole; (b) a material adverse affect upon the ability of the Borrower to perform its material obligations under this Agreement; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or (d) a material adverse effect upon (i) the ability of the Loan Parties taken as a whole to perform their material obligations under the Loan Documents or (ii) the legality, validity, binding effect or enforceability against the Loan Parties taken as a whole of the Loan Documents.

“Material Contractual Obligation” means, as to the Parent, the Borrower and their Subsidiaries, any provision of any security issued by such Person, or of any agreement, instrument or other undertaking (other than Material Operating Agreements) to which such Person is a party or by which it or any of its property is bound, in each case set forth above, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect.

“Material Operating Agreement” means any programming agreement, time brokerage, Local Marketing Agreement or similar agreement, franchise agreement, lease or other agreement relating to the operation of a Station by the Parent, the Borrower or any of their Subsidiaries, in each case set forth above, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary of the Borrower whose Operating Cash Flow for the most recently completed twelve month period was greater than ten percent of the Operating Cash Flow for the Parent, the Borrower and their Subsidiaries on a consolidated basis, or whose assets comprised more than ten percent of the total assets of the Parent, the Borrower and its Subsidiaries, on a consolidated basis, as of the fiscal quarter most recently ended.

“Maturity Date” means August 12, 2009, or such earlier date as the Obligations become due and payable hereunder, whether by reduction of the Aggregate Commitments to zero, termination, acceleration or otherwise.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, in connection with any Disposition, the cash proceeds (including any cash payments received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received in cash) of such Disposition net of (i) reasonable transaction costs (including any underwriting, brokerage or other selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith actually incurred and satisfactorily documented), (ii) required payments on Indebtedness permitted to exist hereunder related to assets sold in such Disposition (other than payments due with respect to the Obligations) (iii) taxes estimated to be paid as a result of such Disposition, and (iv) with respect to any Subsidiary that is a Non-Wholly Owned Subsidiary, the portion of the gross proceeds of such Disposition payable to the minority holder(s) of the Equity Interests in such Non-Wholly Owned Subsidiary in accordance with the applicable percentage ownership of such Equity Interests.

“Non-Wholly Owned Subsidiary” means a direct or indirect Subsidiary of the Parent or the Borrower the Equity Interests of which are not 100% owned by the Parent, the Borrower and their Subsidiaries.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit, or with respect to a Swap Contract of the Parent, the Borrower or any Subsidiary to which the Lender or any Affiliate of any Lender is a party, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees with respect to any of the foregoing that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent/Borrower Pledge Agreement” has the meaning specified in Section 4.01(a)(iii).

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent, the Borrower or any ERISA Affiliate or to which the Parent, the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means Acquisitions by the Parent, the Borrower and their Subsidiaries of Stations or any other business in advertising dependent media and broadcasting and related businesses.

“Permitted Holders” means, collectively, Joseph M. Field and David J. Field and their immediate families, including their wives, their children or grandchildren, the spouses of their children and their grandchildren, or trusts created for the benefit of any of, or the estates of, the foregoing or entities controlled by Joseph M. Field or David J. Field.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreements” means the Parent/Borrower Pledge Agreement and the Subsidiary Pledge Agreement.

“Register” has the meaning specified in Section 10.06(c).

“Reinvestment Period” has the meaning specified in Section 2.04(b)(ii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any

Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  For the avoidance of doubt, any certificate executed by any officer pursuant to or in connection with any Loan Document shall be deemed executed by such officer in his or her capacity as an officer of the applicable Loan Party and not in his or her individual capacity, and such officer shall have no individual or personal liability with respect thereto.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to the Parent’s or the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Subordinated Notes” means those certain 7-5/8% Senior Subordinated Notes due 2014 issued by the Borrower and Entercom Capital, Inc., a Delaware Corporation, pursuant to the terms of the Indenture and the other Senior Subordinated Notes Documents.

“Senior Subordinated Notes Documents” means the Indenture and each other agreement, guaranty, collateral agreement or other document or instrument executed in connection with the Senior Subordinated Notes.

“Shared Services Agreement” means a shared services arrangement or other similar arrangement pursuant to which two Persons owning separate radio broadcast stations agree to share the costs of certain services and procurements which they individually require in connection with the ownership and operation of one radio broadcast station, whether through the form of joint or cooperative buying arrangements or the performance of certain functions relating to the operation of one radio broadcast station by employees of the owner and operator of the other radio broadcast station, including, but not limited to, the co-location of the studio, non-managerial administrative and/or master control and technical facilities of such radio broadcast station and/or the sharing of maintenance, security and other services relating to such facilities.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“SPC” has the meaning specified in Section 10.06(h).

“Start Date” has the meaning specified in Section 2.04(b)(ii).

“Station Contracts” has the meaning specified in Section 5.18.

“Stations” means, as of any date, the radio broadcasting stations owned by the Parent, the Borrower and their Subsidiaries as of such date, all auxiliary stations owned or operated in connection with the foregoing, all television or other broadcasting stations owned by the Parent, the Borrower and their Subsidiaries, or any other communications station owned or operated at such time by the Parent, the Borrower or any of their Subsidiaries.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower and the Parent.

“Subsidiary Pledge Agreement” has the meaning specified in Section 4.01(a)(iv).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Bank of America, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided however, that no programming agreement, time brokerage agreement, Local Marketing Agreement or similar agreement shall constitute a Synthetic Lease Obligation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02                           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document)

shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Derivatives of defined terms have corresponding meanings.  Any reference to the knowledge of a non-individual Person shall mean the actual knowledge of an executive officer (or individual holding a similar position) of such Person.  Any reference to “consolidated” in connection with the Parent, the Borrower and their Subsidiaries shall mean eliminating all intercompany accounts.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                           Accounting Terms.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                           Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time.

1.06                           Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                           Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                           Borrowings, Conversions and Continuations of Committed Loans.

(a)                                  Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans or conversion of Eurodollar Rate Loans to Base Rate Committed Loans; provided, however, that if the Borrower wishes to request

Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is available to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is available to all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower by 2:00 p.m. in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03                           Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any other Subsidiaries that are Guarantors, and to amend or extend Letters of Credit in Dollars previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any other Subsidiaries that are Guarantors and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders (other than Defaulting Lenders) have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not  otherwise compensated hereunder) first imposed after the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and, in each case, which the L/C Issuer in good faith deems material to it; or

(B)                                except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the

Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender (provided that any Lender giving such written notice that is the sole Lender giving such written notice shall be a Defaulting Lender hereunder), the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or such Subsidiary of the Borrower that is a Guarantor, or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender (provided that any Lender giving such written notice that is the sole Lender giving such written notice shall be a Defaulting Lender hereunder) or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the

Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be presumptively correct absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, other than in each case, arising from or as a result of the willful misconduct or gross negligence of the L/C Issuer;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, other than, in each case, arising from or as a result of the willful misconduct or gross negligence of the L/C Issuer; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary, other than, in each case, arising from or as a result of the willful misconduct or gross negligence of the L/C Issuer.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.

(f)                                    Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by the L/C Issuer’s willful misconduct or gross negligence or the willful misconduct or gross negligence of such L/C Issuer’s Related Parties, correspondents, participants or assignees or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for

any reason remains outstanding, the Borrower may (at its election), in each case, promptly Cash Collateralize the then Outstanding Amount of such L/C Borrowing or such L/C Obligation, as applicable , and if the Borrower fully cash collateralizes such L/C Borrowing or L/C Obligation, then notwithstanding anything herein to the contrary such L/C Borrowing and the related failure to otherwise repay the relevant drawing, or the fact that such L/C Obligation remains outstanding at such time, as applicable, shall not solely in and of itself constitute a Default hereunder.  Sections 2.04 and 8.02(c) set forth certain additional  situations in which the Borrower may elect (or, in the case of Section 8.02(c), be required) to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.04 and Section 8.02(c),  “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.

(h)                                 Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i)                                     Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter within five Business Days of demand therefor.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letters, computed on the daily amount available to be drawn under such Letter of

Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter within five Business Days of demand therefor.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account such customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten Business Days of receipt of a reasonably detailed written invoice therefor and are nonrefundable.

(k)                                  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                           Prepayments.

(a)                                  Voluntary Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, or the Borrower shall compensate the Lenders to the extent required by the terms of Section 3.05.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 Mandatory Prepayments.

(i)                                     If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(ii)                                  If, the Parent, the Borrower or any Subsidiary of the Parent or the Borrower makes any Disposition of assets (other than (i) a Disposition permitted by subsections (a) through (f) of Section 7.04, (ii) Dispositions resulting in gross proceeds of $25,000,000 or less, and (iii) Dispositions by Excluded Non-Wholly Owned Subsidiaries), then the Borrower shall make a mandatory prepayment of the Loans in the amount of the Net Cash Proceeds of such Disposition if the Consolidated Leverage Ratio is greater than 5.00 to 1.00 at the end of the Reinvestment Period (as defined below); provided that, notwithstanding the foregoing, this requirement for mandatory prepayment shall be reduced to the extent the Borrower, any Guarantor or such Subsidiary reinvests such Net Cash Proceeds by making a Permitted Acquisition during the first 12 months after the date of consummation of such Disposition (the “Start Date”) (such 12 month period after the Start Date herein referred to as the “Reinvestment Period”), so long as no payment Default under Section 8.01(a) or Event of Default exists as of the Start Date or at any time during the Reinvestment Period.  If any such payment Default under Section 8.01(a) or Event of Default exists at any time during the Reinvestment Period or if all of such Net Cash Proceeds are not so reinvested during the Reinvestment Period, then the Borrower shall make a mandatory prepayment of the Loans promptly following the occurrence of such payment Default under Section 8.01(a) or Event of Default or the end of the Reinvestment Period, whichever is earlier, in an amount equal to the Net Cash Proceeds of such Disposition less any amounts reinvested during the Reinvestment Period in accordance with the terms of this provision and the other terms of this Agreement.  Together with any prepayment required by this Section 2.04(b)(ii), the Borrower shall deliver to the Administrative Agent a certificate of the Borrower setting forth the calculation of the Net Cash Proceeds of such Disposition.  Nothing in this Section 2.04(b)(ii) shall be deemed to permit any Disposition not otherwise permitted under this Agreement.

2.05                           Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate

Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06                           Repayment of Obligations.  The Borrower shall:

(a)                                  Repayment of Loans.  Repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans;

(b)                                 Repayment of Obligations.  Repay to the Lenders on the Maturity Date all other Obligations outstanding on the Maturity Date, except to the extent any Incremental Facility has a later maturity date.

(c)                                  Repayment of Incremental Facility and Obligations.  Repay to the Lenders the Incremental Facility and all outstanding Obligations on the latest maturity date of any Incremental Facility.

(d)                                 Repayment of L/C Borrowing.  Repay to the Lenders within five days after demand therefore the full amount of each L/C Borrowing, unless such L/C Borrowing has been cash collateralized in accordance with the terms of Section 2.03(g).

2.07                           Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)

(i)                                     If any amount of principal of any Loan is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08                           Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)                                  Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender that is not a Defaulting Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate for the Commitment Fee times the actual daily amount (the “Commitment Amount”)by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Amount or the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees.

(i)                                     The Borrower shall pay to the Arrangers, and the Agents for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09                           Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be presumptively correct, absent manifest error.

2.10                           Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be presumptively correct absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11                           Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Parent and the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Parent and the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Parent and the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed (A) time, with respect to Base Rate Loans made on a same day basis and (B) date, with respect to all other Loans, of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If the Lender does not pay the Administrative Agent such amount, the Borrower agrees to pay the Administrative Agent any such amount made available to the Borrower within five Business Days of notice thereof with interest at a rate equal to the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be presumptively correct, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest; provided, however, that if such funds are not returned within one Business Day, such funds shall bear interest at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12                           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Parent, the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13                           Incremental Facility.

(a)                                  Request for Incremental Facility.  Provided (i) there exists no Default both before and after giving effect to any such incurrence of an increase or additional term loan or revolver loan, (ii) such increase and/or incurrence of an additional term loan or revolver loan is permitted pursuant to the terms of the Indenture and the Senior Subordinated Notes Documents and (iii) the Arrangers and the Agents consent thereto, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request (x) an increase in the Aggregate Commitments, (y) the addition of an incremental term loan (an “Incremental Term Loan”), or (z) the addition of an incremental revolver loan (an “Incremental Revolver Loan”) (an Incremental Revolver Loan or an Incremental Term Loan, or both, are herein collectively referred to as an “Incremental Facility”) by an amount (for all such requests in the aggregate) not exceeding $500,000,000; provided that any such request for an increase in the Aggregate Commitments or any Incremental Facility shall be in a minimum amount of $50,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)                                 Lender Elections.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees (i) to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase and/or (ii) to provide an Incremental Facility, and, if so, in what amount.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment or provide an Incremental Facility.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase in the Aggregate Commitments or Incremental Facility and subject to the approval of the Arrangers, the Agents and the L/C Issuer, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date of Increase and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.  The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(e)                                  Incremental Loan Amendment.  To effectuate the addition of an Incremental Facility, the Borrower, the Agents and each Lender or other approved financial institution agreeing to provide such Incremental Facility, shall execute an amendment (each, an “Incremental Loan Amendment”).  Each such Incremental Loan Amendment shall provide that (i) the scheduled maturity date of the Incremental Facility shall not be sooner than the Maturity Date and (ii) the Incremental Facility shall be collateralized on the same basis as the Committed Loans.  Notwithstanding Section 10.01, any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Facility or any provisions thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by the Borrower, the Agents and each Lender or other approved financial institution making such Incremental Facility.  So long as any financial institution not theretofore a Lender which is providing an Incremental Facility shall have become a Lender under this Agreement pursuant to an Incremental Loan Amendment, the Incremental Facility being requested by the Borrower shall become effective under this Agreement upon the effectiveness of such Incremental Loan Amendment and the Lender or Lenders providing such Incremental Facility shall be deemed to have agreed, severally and not jointly, upon the terms and subject to the conditions of this Agreement, to make an Incremental Facility on the effective date of the applicable Incremental Loan Amendment.

(f)                                    Conditions to Effectiveness of Increase or Incremental Loan Amendment.  As a condition precedent to such increase in the Aggregate Commitments and any Incremental Loan Amendment, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (as applicable) dated as of the Increase Effective Date or the effective date of the Incremental Loan Amendment, as applicable, signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or Incremental Loan Amendment, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase or Incremental Loan Amendment, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date or the effective date of the Incremental Loan Amendment, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default shall have occurred and be continuing or be caused by the increase in the Aggregate Commitments or incurrence of the Incremental Facility and (C) that the financial projections attached thereto demonstrate on a pro forma basis the Borrower’s compliance with all of the covenants in the Agreement (including the financial covenants set forth in Section 7.13) after giving effect to such increase or incurrence of the Incremental Facility.

(g)                                 Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                           Taxes.

(a)                                  Payments Free of Taxes.  Except as otherwise provided in this Agreement, any and all payments by or on account of any obligation of Parent, the Borrower or any Subsidiary hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Parent, the Borrower or any Subsidiary shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Parent, the Borrower and their Subsidiaries shall make such deductions and (iii) the Parent, the Borrower and their Subsidiaries shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Parent, the Borrower and their Subsidiaries shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after its receipt of a reasonably detailed written invoice therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A duly executed certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be presumptively correct absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a duly executed certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02                           Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, which it shall do promptly.  Upon receipt of such notice, the Borrower shall, within 30 days of receipt of a reasonably detailed written invoice therefor from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans or prepay all Eurodollar

Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                           Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan (as determined by the Required Lenders for borrowers generally), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice, which it shall do promptly when such circumstances cease to exist or change.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04                           Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                  Increased Costs Generally.  If any Change in Law shall

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other material condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be presumptively correct absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be presumptively correct absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 Business Days prior notice to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

3.05                           Compensation for Losses.  Within 30 days of receipt of a reasonably detailed written invoice therefor, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss (but not lost profits), cost or expense actually incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower, other than pursuant to Section 3.03 (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                           Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04, (ii) any Lender is unable to fund under Section 3.02 (if such illegality or condition is not generally applicable to the Lenders), or (iii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07                           Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                           Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party on behalf of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agents and the Arrangers:

(i)                                     executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent (the “Parent/Borrower Pledge Agreement”), executed by the Parent and the Borrower granting to the Administrative Agent, for the benefit of the Lenders, a first priority security interest in all of the issued and outstanding Equity Interests of the Borrower and in any direct Domestic Subsidiary of the Parent and the Borrower in existence on the Closing Date; and the Parent and the Borrower shall have delivered to the Administrative Agent all certificates, if any, evidencing such Equity Interests, all UCC-1s and all powers, duly endorsed in blank, with respect thereto, to the extent applicable; and the Parent and the Borrower shall have taken all such other actions as may be reasonably required by the Administrative Agent to effect the grant and first priority perfection of the Administrative Agent’s security interest in such Equity Interests;

(iv)                              a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent (the “Subsidiary Pledge Agreement”), executed by each Domestic Subsidiary of the Parent and the Borrower that has a Domestic Subsidiary granting to the Administrative Agent, for the benefit of the Lenders, a first priority security interest in all of the issued and outstanding Equity Interests of each Domestic Subsidiary owned by such Domestic Subsidiary in existence on the Closing Date; each such Domestic Subsidiary shall have delivered to the Administrative Agent all certificates, if any, evidencing such Equity Interests, all UCC-1s and all powers, duly endorsed in blank, with respect thereto; each such Domestic Subsidiary shall have taken all actions as may be required by the Administrative Agent to effect the grant and first priority perfection of the Administrative Agent’s security interest in such Equity Interests;

(v)                                 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower, the Parent and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii)                           a favorable opinion of (A) Latham & Watkins, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent and (B) FCC counsel to the Loan Parties, in each case dated the Closing Date, addressed to the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(viii)                        a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix)                                a certificate of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x)                                   a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date; and

(xi)                                such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, (provided that such invoice shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)                                 The Closing Date shall have occurred on or before August 31, 2004.

(e)                                  There shall not have occurred a material adverse change (i) in the business, assets, properties, liabilities (actual or contingent), operations or financial condition of the Parent, the Borrower and their subsidiaries, taken as a whole, since December 31, 2003 or (ii) in the facts and information regarding such entities as represented by the Parent, the Borrower or any of their Subsidiaries, or any representatives of any of them, to date.

(f)                                    The absence of any action, suit, investigation or proceeding pending or, to the actual knowledge of a member of the executive management of the Parent, the Borrower or any of their Subsidiaries, threatened, in any court or before any arbitrator or governmental authority that could reasonably be expected to (i) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations or financial condition of the Parent, the Borrower and their Subsidiaries, taken as a whole, (ii) materially and adversely affect the ability of the Borrower or any Guarantor to perform its obligations under any material provision of the Loan Documents or (iii) materially and adversely affect the rights and remedies of the Agents or the Lenders under the Loan Documents.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                           Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the satisfaction of each of the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 If Total Outstandings are in excess of $650,000,000, such proposed Credit Extension would be permitted under Section 4.05 of the Indenture.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                           Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                           Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under any Material Contractual Obligation, Material Operating Agreement or Senior Subordinated Notes Document, (c) conflict with or result in any breach or contravention of, any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) except as would not have a Material Adverse Effect, violate any Law.  On the Closing Date, each Loan Party and each Subsidiary thereof is in compliance in all material respects with all Material Contractual Obligations, Material Operating Agreements and all Senior Subordinated Notes Documents.

5.03                           Governmental Authorization; Other Consents.  Subject to Section 10.16, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, the FCC or any other Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, including, in connection with the granting of Liens in the Equity Interests of the Borrower and the Subsidiaries, except the routine filing of this Agreement with the FCC and the SEC.

5.04                           Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability hereof and thereof may be limited by bankruptcy, insolvency or like laws affecting creditors rights generally and by the application of general equitable principles (whether such enforcement is sought by proceedings in equity or law).

5.05                           Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent, the Borrower and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent, the Borrower and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP to be shown therein.

(b)                                 The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to condensed footnotes, the use of GAAP for interim financial statements and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Parent, the Borrower and their consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness, in each case only to the extent each such indebtedness or each such liability exceeds $20,000,000.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                           Litigation.  Except for regulatory issues affecting the industry as a whole, there is no action, suit, complaint, proceeding, inquiry or investigation at law or in equity, or by or before any court or governmental instrumentality or agency, nor any order (including, any order to show cause or order of forfeiture), decree or judgment in effect, pending or, to the best of the Parent’s and the Borrower’s knowledge, threatened against or affecting any Loan Party, any Station or any of the properties or rights relating to any Station which could reasonably be expected to have a Material Adverse Effect.  Except for regulatory issues affecting the industry as a whole, no Person has filed or, to the best of the Borrower’s knowledge, threatened to file, any competing application, petition to deny, petition for reconsideration or other opposition against any application, including any renewal application, filed or to be filed by any Loan Party, that could in any such case reasonably be expected to have a Material Adverse Effect.

5.07                           No Default.  No Default has occurred and is continuing or would result from the execution and/or delivery of any of the Loan Documents.

5.08                           Ownership of Property; Liens.  Each of the Parent, the Borrower and each Subsidiary has good title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.  The property of the Parent, the Borrower and their Subsidiaries is subject to no Liens, except Liens permitted by Section 7.01.

5.09                           Environmental Compliance.  The Parent, the Borrower and their Subsidiaries have obtained all material permits, licenses and other authorizations which are required under applicable Environmental Laws and are in compliance with such Environmental Laws, except for such failures to obtain and such non compliance as could not, individually or in the aggregate, reasonably be expected to nave a Material Adverse Effect.

5.10                           Insurance.  The properties of the Parent, the Borrower and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks as comply with Section 6.07.

5.11                           Taxes.  The Parent, the Borrower and their Subsidiaries have filed all Federal and material state tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges shown thereon to be owing by them, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided if and to the extent required in accordance with GAAP.  On the Closing Date, there is no proposed tax assessment against the Parent, the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  On the Closing Date, no Loan Party is party to any tax sharing agreement.

5.12                           ERISA Compliance.

(a)                                  Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent and the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Parent and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as could not reasonably be expected to have a Material Adverse Effect, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent, the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Parent, the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13                           Subsidiaries; Equity Interests.  As of the Closing Date, the Parent and the Borrower have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens, except Liens securing the Obligations.  The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  As of the Closing Date, all of the outstanding Equity Interests in the Borrower have been validly issued, and are fully paid and nonassessable and are owned by the Loan Parties reflected on such Schedule in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens, except Liens securing the Obligations.

5.14                           Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Parent, the Borrower and their Subsidiaries on a consolidated basis) will be margin stock.

(b)                                 None of the Parent, the Borrower, any Person Controlling the Parent, the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                           Disclosure.  The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other contractual restrictions to which it, the Parent or any of their Subsidiaries is subject, in each case that would reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by any Loan Party to the Administrative Agent or any Lender in connection with the syndication of this transaction, negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of the circumstances when made.

5.16                           Compliance with Laws.  Each of the Parent, the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each of the Parent, the Borrower and each Subsidiary is in compliance with the rules and regulations of the FCC relating to the operation of television and radio stations, except to the extent that any failure to file or failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.17                           License Subsidiaries.  Except (i) as set forth on Schedule 5.17, (ii) as consented to by the Agents in connection with a Permitted Acquisition (for a period of not longer than 45 days) and (iii) as held by an Excluded Non-Wholly-Owned Subsidiary, no Loan Party (other than a License Subsidiary) holds any License issued by the FCC.  No License Subsidiary (a) has any Indebtedness (other than the Obligations and Indebtedness owing by a License Subsidiary to another Loan Party), (b) has any assets other than FCC Licenses, (c) is a party to or bound by any contract or agreement other than agreements pursuant to which Loan Parties that are not License Subsidiaries manage and operate the Stations, (d) conducts any business or (e) has any employees, and there are no Liens of any nature whatsoever on any of the property or assets of any License Subsidiary except in favor of the Administrative Agent, for the benefit of the Lenders.

5.18                           The Parent.

(a)                                  Except as otherwise set forth in this Section 5.18, the Parent has no Indebtedness (other than (i) pursuant hereto, (ii) certain trade payables reasonably incurred in the ordinary course of the operation of the Stations and of the Parent’s corporate headquarters, (iii) pursuant to the Indentures and (iv) pursuant to Section 7.03),

(b)                                 The Parent has no assets other than furniture, fixtures and equipment located in its corporate office and certain other non-material assets not used in the operation of any Station and the Equity Interests in its Subsidiaries and contractual rights under contracts described in subsection (c) below,

(c)                                  Except as otherwise set forth in this Section 5.18, the Parent is not a party to or bound by any contract or agreement other than the Station Contracts and other contractual arrangements entered into in the ordinary course of business consistent with the restrictions set forth in subsection (d)(iii) below; and

(d)                                 Except as otherwise set forth in this Section 5.18, the Parent does not conduct any business other than

(i)                                     holding the Equity Interests in the Borrower,

(ii)                                  entering into and performing contracts on behalf of the Borrower and the Subsidiaries in connection with the ordinary course of operation of the Stations (the “Station Contracts”) and

(iii)                               entering into and performing contracts in connection with the corporate office and other corporate overhead items consistent with past practices.

There are no Liens of any nature whatsoever on any of the property or assets of the Parent except Liens permitted by Section 7.01.

5.19                           Solvent.  The Borrower is, and the Parent, the Borrower and their Subsidiaries are on a consolidated basis, Solvent.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower and the Parent shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01                           Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Parent (including the accounts of the Borrower and their Subsidiaries) as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of one of the “Big Four” certified accounting firms or another independent certified public accountant of nationally recognized standing or otherwise reasonably acceptable to the Agents, which report and opinion (as to the financial statements) shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception not reasonably acceptable to the Administrative Agent; and

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, the following financial statements as of the end of such fiscal quarter: (i) condensed consolidated balance sheet as of the fiscal quarter then ended with a comparison to the balance sheet as of the most recently ended fiscal year; (ii) condensed consolidated statements of income or operations for the most recently ended quarterly period for such fiscal year and for the portion of the fiscal year then ended, in comparative form; and (iii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, in comparative form.  The condensed consolidated interim unaudited financial statements shall be prepared in accordance with GAAP for interim financial information and shall be accompanied by the certifications required by the rules and regulations of the SEC.

Notwithstanding the foregoing, (i) in the event that the Parent timely files an Annual Report on Form 10-K for such fiscal year with the SEC that is made publicly available through EDGAR that meets all the requirements set forth in Section 6.01(a) preceding other than the delivery requirement to the Administrative Agent, such filing shall be deemed to have satisfied such delivery requirement of Section 6.01(a); (ii) in the event that the Parent timely files a Quarterly Report on Form 10-Q for such fiscal quarter with the SEC that is made publicly available through EDGAR that meets all the requirements set forth in Section 6.01(b) preceding other than the delivery requirement to the Administrative Agent, such filing shall be deemed to have satisfied such delivery requirement of Section 6.01(b); and (iii) so long as the Parent has made filings that satisfy subsections (i) and (ii) preceding, the Parent and the Borrower shall not have to satisfy the requirement that such information be in form and detail satisfactory to the Administrative Agent and the Required Lenders.

6.02                           Certificates; Other Information.  Deliver to the Administrative Agent:

(a)                                  concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)                                 promptly after any request by either Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent and the Borrower by independent accountants in connection with the accounts or books of the Parent, the Borrower or any Subsidiary, or any audit of any of them;

(c)                                  promptly after the same are available, notice of copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.  Notwithstanding the foregoing, in the event that the Parent or the Borrower timely files such filings in accordance with the requirements of the SEC and such filings are made publicly available through EDGAR, the Parent and the Borrower shall have no delivery requirement under this Section 6.02(c);

(d)                                 promptly after the furnishing thereof, copies of any notice of default or breach under any of the Senior Subordinated Notes, other Senior Subordinated Notes Documents or other material debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement;

(e)                                  promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.  Notwithstanding the foregoing, in the event that such notice or other correspondence is made publicly available through EDGAR, the Parent and the Borrower shall have no  delivery requirement under this Section 6.02(e);

(f)                                    promptly upon their becoming available, the Borrower shall furnish (i) copies of any periodic or special reports filed by any Loan Party with the FCC or any other federal, state or local governmental agency or authority if such reports indicate any material change in the ownership of such Loan Party, or any materially adverse change in the business, operations, affairs or condition of any Loan Party, and (ii) copies of any material notices and other material communications from the FCC or any other federal, state or local governmental agency or authority which specifically relate to any Loan

Party, any Station or any material License, and the substance of which relates to a matter that could reasonably be expected to have a Material Adverse Effect; and

(g)                                 promptly, such additional information regarding the business, financial or corporate affairs of the Parent, the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Unless made publicly available as set forth in Section 6.01 and 6.02, documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrower posts such documents, or provides a link thereto on the Parent or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

6.03                           Notices.  Promptly notify the Administrative Agent:

(a)                                  of the occurrence of any Default;

(b)                                 of any matter that has resulted or is reasonably expected to result in a Material Adverse Effect,

(c)                                  of (i) any breach or non-performance of, or any default under, a Material Contractual Obligation or Material Operating Agreement of the Parent, the Borrower or any Subsidiary, or under any Senior Subordinated Notes Document that could, in each case, reasonably be expected to result in a Material Adverse Effect, (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent, the Borrower or any Subsidiary and any Governmental Authority that could reasonably be expected to result in a Material Adverse Effect; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent, the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, that could reasonably be expected to result in a Material Adverse Effect; (iv) any material admonition, censure or adverse citation or order by the FCC or any other governmental authority or regulatory agency that could reasonably be expected to result in a Material Adverse Effect; or (v) any competing application, petition to deny or other opposition to any license renewal application filed by the Borrower or any of its Subsidiaries with the FCC that could reasonably be expected to result in a Material Adverse Effect; and

(d)                                 of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe each material provision of this Agreement and the Loan Documents that may be materially implicated by the occurrence referred to therein (if any) to the knowledge of the Responsible Officers of the Borrower.

6.04                           Payment of Certain Obligations.  Pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all tax liabilities, assessments and governmental charges (other than Indebtedness) or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves if and to the extent required in accordance with GAAP are being maintained by the Parent, the Borrower or such Subsidiary.

6.05                           Preservation of Existence, Etc.  Except with respect to Excluded Non-Wholly Owned Subsidiaries, (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and (b) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                           Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each case of (a) and (b) preceding where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                           Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Parent or the Borrower, insurance with respect to their properties against loss or damage of the kinds and in the amounts consistent with prudent business practice, and carry such other insurance as is consistent with prudent business practice (it being understood that self-insurance shall be permitted to the extent consistent with prudent business practice).

6.08                           Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                           Books and Records.  (a)  Maintain proper books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent (including the accounts of the

Borrower or such Subsidiary, as the case may be); and (b) maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent (including the accounts of the Borrower or such Subsidiary, as the case may be), in each case of (a) and (b) preceding, except to the extent that noncompliance therewith could reasonably be expected to have Material Adverse Effect.

6.10                           Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender at such parties’ own expense (coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, notwithstanding the foregoing, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11                           Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to refinance existing indebtedness, (ii) for capital expenditures, (iii) for repurchases of Equity Interests and to make dividends as permitted by the terms of this Agreement, (iv) to finance Permitted Acquisitions and Investments, (v) to pay fees and expenses related to the transactions contemplated hereby, and (vi) for other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12                           Additional Guarantors.  Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary that is not an Excluded Non-Wholly Owned Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if requested by the Administrative Agent (provided that no such request shall be made with respect to any additional Guarantor (and its related License Subsidiary, if any) if such additional Guarantor (together with its related License Subsidiary) would not have been a Material Subsidiary if it had been owned by the Borrower for the most recently completed 12 month period preceding the date it became a Subsidiary of the Borrower) favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope substantially similar to the corporate and FCC opinions (if appropriate) delivered on the Closing Date or otherwise reasonably satisfactory to the Administrative Agent, provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by this Agreement, and such new Subsidiary at no time holds any material assets or liabilities (other than liabilities under the merger agreement, and other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction), such new Subsidiary shall not be required to take the actions set forth above until the respective Acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within seven Business Days).

6.13                           FCC Consents.  The Parent and the Borrower acknowledge that certain transactions contemplated by this Agreement or the Loan Documents, and certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their rights under this Agreement or the Loan Documents, may require the consent of the FCC.  If counsel to the Administrative Agent reasonably determines that the consent of the FCC is required in connection with the execution, delivery and performance of any of the aforesaid documents or any documents delivered to the Administrative Agent or the Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then during the continuance of an Event of Default the Parent and the Borrower, at their sole cost and expense, shall use their commercially reasonable efforts, and shall cause the Borrower’s Subsidiaries to use their commercially reasonable efforts, to secure such consent and to cooperate with the Administrative Agent and the Lenders in any action commenced by the Administrative Agent or the Lenders to secure such consent.  Neither the Parent nor the Borrower shall take any action, and they shall not permit any of the Borrower’s Subsidiaries to take any action, that interferes with the exercise or completion of the efforts to obtain the consent of the FCC as set forth above, provided that, notwithstanding the foregoing, the Borrower, the Parent and each of their Subsidiaries shall at all times comply with the Communications Act and all FCC Regulations.

6.14                           Collateral.  The Parent and the Borrower shall, and shall cause each Subsidiary other than an Excluded Non-Wholly Owned Subsidiary to, do all things necessary or reasonably requested by the Administrative Agent to preserve and perfect the Liens of the Administrative Agent, for the benefit of the Lenders, arising pursuant hereto and pursuant to the Pledge Agreements as first Liens, and to insure that the Administrative Agent, for the benefit of the Lenders, has a perfected prior and first Lien on all of the Equity Interests of the Borrower and each of its direct and indirect Domestic Subsidiaries and the direct and indirect Domestic Subsidiaries of the Borrower and the Parent.

6.15                           Swap Contracts.  The Borrower shall maintain in effect at all times after 30 days after the Closing Date, one or more Swap Contracts with parties reasonably satisfactory to the Agents, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 50% of the outstanding aggregate principal amount of Consolidated Funded Indebtedness, for an initial term of each Swap Contract of not less than two years (or if less, through the Maturity Date) and in form and substance reasonably satisfactory to the Agents.  Notwithstanding the foregoing, if at any such time and during such period that the Consolidated Leverage Ratio is equal to or less than 4.00 to 1.00 for the most recently completed four fiscal quarters, the Borrower shall not be required to maintain any Swap Contracts pursuant to this Section 6.15 during such period.  To the extent the Borrower has not been previously required under this Section to maintain a Swap Contract but such exception is no longer applicable, the Borrower shall have 45 days after receipt of a Compliance Certificate in accordance with the terms of Section 6.02(a) to satisfy the requirements under this Section 6.15.  The term “Agents” as used in this Section 6.15 shall mean the Administrative Agent from and after any time at which Bank of America ceases to be a Lender hereunder.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower and the Parent shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01                           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b), or Liens to which the Required Lenders have consented in writing;

(c)                                  Liens for taxes or assessments and similar charges, which are either not delinquent or being contested diligently and in good faith by appropriate proceedings, and as to which the applicable Loan Party has set aside any reserves required in accordance with GAAP on its books;

(d)                                 statutory Liens, such as mechanic’s, materialmen’s, warehouseman’s, landlord’s, artisan’s, worker’s, contractor’s, carrier’s or other like Liens, (i) incurred in good faith in the ordinary course of business, (ii) which are either not delinquent or are being contested diligently and in good faith by appropriate proceedings and (iii) as to which the applicable Loan Party has set aside any reserves on its books required in accordance with GAAP or bonded satisfactorily to the Administrative Agent;

(e)                                  encumbrances consisting of zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of real property or minor irregularities of title, provided that none of such encumbrances materially impairs the operation of the applicable Loan Party’s business;

(f)                                    Liens in respect of judgments or awards with respect to which any Loan Party is, in good faith, prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review has been secured, and as to which judgments or awards such Loan Party has established any reserves on its books required in accordance with GAAP or has bonded in a manner satisfactory to the Administrative Agent;

(g)                                 pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(h)                                 Liens granted to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety, customs, appeal and performance bonds and other similar obligations and not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of any property;

(i)                                     so long as there exists no Default both before and after giving effect to each such incurrence, Liens in the aggregate securing up to an amount equal to the difference between (i) $50,000,000 of Indebtedness of the Borrower and the Parent permitted to be incurred under Section 7.03(e)(i) MINUS (ii) the amount of Liens securing Indebtedness of the Subsidiaries in accordance with subsection (j) set forth below, provided that (A) such Liens may only secure Indebtedness of the Parent and the Borrower in respect of capital leases and similar obligations, and purchase money obligations for fixed or capital assets, and (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness; and

(j)                                     so long as there exists no Default both before and after giving effect to each such incurrence, Liens in the aggregate securing up to $15,000,000 of Indebtedness of the Subsidiaries of the Borrower permitted to be incurred under Section 7.03(f), provided that (i) such Liens may only secure Indebtedness of such Subsidiaries in respect of capital leases and similar obligations, and purchase money obligations for fixed or capital assets, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness.

Notwithstanding the foregoing, for purposes of calculating the aggregate amount of Indebtedness permitted to be secured by Liens pursuant to subsections (i) and (j) above, Indebtedness of Non-Wholly Owned Subsidiaries secured by such a Lien shall be included in the calculation of the limits in those subsections only to the extent of the amount of Indebtedness secured by such a Lien for which a Loan Party has direct liability.

7.02                           Investments.  Make any Investments, except:

(a)                                  Investments held by the Parent, the Borrower or such Subsidiary in the form of cash or cash equivalents;

(b)                                 advances to officers, directors and employees of the Parent, the Borrower and their Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes in accordance with past practices and as permitted by applicable Law;

(c)                                  Investments of the Parent and the Borrower in any Guarantors and Investments of any Subsidiary in the Borrower or in another Subsidiary that is a Guarantor;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.03;

(f)                                    so long as there exists no Default both before and after giving effect to each such Investment, the Borrower may make Investments during the Limited Period up to an aggregate amount of $25,000,000 over the entire term of the Limited Period, including, Investments in Non-Wholly Owned Subsidiaries, provided, that the aggregate amount of any Investments made in a Person that subsequently becomes or merges or consolidates with or into a Loan Party (where the Loan Party is the surviving entity) shall not thereafter be included in the calculation of such $25,000,000 limit; and

(g)                                 so long as (i) there exists no Default both before and after giving effect to each such Investment and (ii) the Consolidated Leverage Ratio is less than or equal to 5.00 to 1.00 for the most recently completed four fiscal quarters as demonstrated in the Compliance Certificate delivered in accordance with the terms of Section 6.02(a), the Borrower may make Investments, including, Investments in Non-Wholly Owned Subsidiaries.

Notwithstanding the foregoing, for purposes of calculating the aggregate amount of Investments permitted pursuant to subsections (b) and (f) above, each Investment of a Non-Wholly Owned Subsidiary made pursuant to either such clause shall be included in the calculation of the limit in the applicable subsection in an amount equal to (x) the amount of such Investment multiplied by (y) the percentage interest of (calculated with respect to outstanding Equity Interests owned by) the Loan Parties in the applicable Non-Wholly Owned Subsidiary

7.03                           Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)                                  Guarantees of (i) the Guarantors in respect of Indebtedness otherwise permitted hereunder subordinated to the Obligations on terms substantially similar to the subordination terms of the guarantees in the Indenture and the Senior Subordinated Notes Documents, and (ii) the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(d)                                 obligations (contingent or otherwise) of the Parent, the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(e)                                  so long as there exists no Event of Default or payment Default under Section 8.01(a) both before and after giving effect to each such incurrence (i) the Borrower and the Parent may incur Indebtedness in respect of capital leases and similar obligations, and purchase money obligations for fixed or capital assets (so long as such Indebtedness is only secured to the extent provided in Section 7.01(i)), and (ii) the Borrower and the Parent may incur additional unsecured Indebtedness from time to time provided that, in the case of clause (ii), (A) no such additional Indebtedness has a maturity earlier than six months after the later of the Maturity Date or any maturity of any Incremental Facility, (B) no such additional Indebtedness has any scheduled principal payments, prepayments, redemptions, retirements, acquisition of principal, cancellations, repurchases, sinking funds or other principal payments prior to later of the Maturity Date or any maturity of any Incremental Facility and (C) if the principal amount of such Indebtedness is in excess of $20,000,000, the Borrower shall have delivered to the Administrative Agent evidence in form reasonably satisfactory to the Administrative Agent of pro forma compliance both before and after giving effect to the incurrence of such additional Indebtedness;

(f)                                    so long as there exists no Event of Default or payment Default under Section 8.01(a) both before and after giving effect to each such incurrence (i) the Subsidiaries of the Borrower may incur secured Indebtedness in respect of capital leases and similar obligations, and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed $15,000,000 at any one time outstanding for all such Subsidiaries (so long as such Indebtedness is only secured to the extent provided in Section 7.01(j)), and (ii) the Subsidiaries of the Borrower may incur additional unsecured Indebtedness from time to time, provided that the aggregate amount of all such unsecured Indebtedness for all such Subsidiaries shall not exceed $50,000,000 minus the amount of secured Indebtedness incurred by the Subsidiaries pursuant to subsection (i) preceding at any one time outstanding; and

(g)                                 Indebtedness incurred by the Borrower in the ordinary course of business in an amount not to exceed $25,000,000 outstanding at any one time.

Notwithstanding the foregoing, for purposes of calculating the aggregate amount of Indebtedness permitted pursuant to subsections (e), (f) and (g) above, Indebtedness of Non-Wholly Owned Subsidiaries shall be included in the calculation of the limit in the applicable subsection only to the extent of the amount of such Indebtedness for which a Loan Party has direct liability.

7.04                           Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other

Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c)                                  Dispositions under Section 7.05 may be consummated;

(d)                                 any Acquisition permitted by Section 7.07 may be structured as a merger, consolidated or amalgamation; and

(e)                                  any Excluded Non-Wholly Owned Subsidiary may be dissolved, liquidated, or merged or consolidated with or into another Person.

7.05                           Dispositions.  Make any Disposition of any material portion of the assets of the Parent, the Borrower or any of their Subsidiaries, except:

(a)                                  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions (i) of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor and (ii) by Excluded Non-Wholly Owned Subsidiaries;

(e)                                  Dispositions permitted by Section 7.04;

(f)                                    in addition to subsection (g) following, so long as no Default shall exist or would result from each such Disposition, (i) Dispositions of property in connection with Like Kind Exchanges for a Station acquired in connection with a Permitted Acquisition in accordance with the terms of Section 7.07 and (ii) Dispositions of property in connection with Station swaps or exchanges, in each case of Stations acquired in connection with a Permitted Acquisition in accordance with the terms of Section 7.07, provided that, notwithstanding the foregoing, if at any time in connection with a (A) Like Kind Exchange after a property has been Acquired or Disposed of by the Borrower or any of its Subsidiaries in connection with such Like Kind Exchange there shall exist a Default, such Loan Party shall be permitted to consummate the Like Kind Exchange despite the existence of such Default, and (B) swap or exchange described in subsection (ii) preceding, after a property has been Acquired or Disposed of by the Borrower or any of its Subsidiaries in connection with such swap or exchange there shall exist a Default, and such Loan Party has entered into a contractual arrangement binding such Loan Party to consummate such swap or exchange with an unaffiliated third party prior to the existence of such Default, such Loan Party shall be permitted to consummate such swap or exchange despite the existence of such Default; and

(g)                                 in addition to subsection (f) preceding, so long as (i) no Default shall exist or would result from each such Disposition, (ii) the Borrower has complied with the provisions of Section 2.04(b)(ii) with respect to each such Disposition and (iii) after giving effect to each such Disposition, at least 80% of Consolidated Operating Cash Flow, on a pro forma basis, will be derived from broadcasting, the Borrower may make Dispositions of assets representing not more than 25% of Consolidated Operating Cash Flow (measured for the most recently completed four fiscal quarters) in the aggregate for all such asset Dispositions over the term of this Agreement.  For the avoidance of doubt, operating cash flow from assets sold shall be calculated based on the operating cash flow for the four fiscal quarters preceding the date of sale of the assets sold for all assets sold cumulatively from the Closing Date through the date of determination, measured against Consolidated Operating Cash Flow for the most recently completed four fiscal quarters of the Parent.

7.06                           Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, provided that,

(a)                                  each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable to the Parent, the Borrower or another Subsidiary that is a Guarantor solely in the common stock or other common Equity Interests of such Person;

(c)                                  in addition to subsections (a), (b) and (d) of this Section 7.06, so long as there exists no Default both before and after giving effect to each such payment, the Borrower and the Parent may declare and pay cash dividends and make stock redemptions, repurchases and capital distributions to Parent, or Parent’s stockholders, as the case may be, during the Limited Period up to an aggregate amount (without duplication) of $10,000,000 over the entire term of the Limited Period;

(d)                                 so long as there exists no Default both before and after giving effect to each such payment, if the Consolidated Leverage Ratio is less than or equal to 5.00 to 1.00 for the most recently completed four fiscal quarters as demonstrated in the Compliance Certificate previously delivered in accordance with the terms of Section 6.02(a), the Borrower and the Parent may declare and pay cash dividends, and make stock redemptions, repurchases and capital distributions to the holders of their respective Equity Interests; and

(e)                                  the Borrower may declare and pay dividends to Parent to permit Parent to (i) pay actual cash taxes payable by the Parent, (ii) purchase Parent’s common stock or common stock options from present or former officers or employees of Parent, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee and (iii) pay other corporate overhead expenses in an amount not to exceed $25,000,000 per fiscal year of the Parent.

7.07                           Acquisitions.  Make any Acquisitions, except so long as there exists no Default both before and after giving effect to each such Acquisition, make Permitted Acquisitions, so long as

(a)                                  the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.13 both before and after giving effect to each such Permitted Acquisition, and each consummation of a Permitted Acquisition by the Borrower shall constitute a representation by the Borrower that it is in such pro forma compliance with the financial covenants set forth in Section 7.13;

(b)                                 the Borrower shall have given the Administrative Agent prior written notice regarding each Permitted Acquisition with a cash consideration of $50,000,000 or more;

(c)                                  with respect to each Permitted Acquisition with a cash consideration of $150,000,000 or more, the Borrower shall have delivered to the Administrative Agent:

(i)                                     within five days prior to the consummation of such Acquisition (or such lesser time as agreed to by the Agents), calculations demonstrating on a pro forma basis the Borrower’s pro forma compliance with the financial covenants set forth in Section 7.13, all in such detail and in such form as is reasonably acceptable to the Agents; and

(ii)                                  within five days prior to the consummation of such Acquisition (or such lesser time as agreed to by the Agents), projections for the Borrower for a period of the lesser of five years and the maturity of the Loans hereunder after the closing of such Acquisition (giving effect to such Acquisition) and showing the source of financing for such Acquisition, all in such detail and in such form as is reasonably acceptable to the Agents; and

(d)                                 except with respect to Excluded Non-Wholly Owned Subsidiaries with respect to each Permitted Acquisition consummated under this Section 7.07, the Borrower shall have complied with each of the following:

(i)                                     except as permitted by Section 5.17, all FCC Licenses acquired in connection with each such Acquisition shall be transferred promptly upon consummation of such Acquisition to a License Subsidiary;

(ii)                                  with respect to Permitted Acquisitions with a cash consideration in excess of $50,000,000, unless the Borrower reasonably expects that the Final Order will be granted notwithstanding the filing of such objection or filing described below, the FCC consent to the assignment of the FCC Licenses relating to the Stations being acquired pursuant to such Permitted Acquisition at such time (the “FCC Consent”) shall have become a Final Order unless (i) no filing shall have been made with the FCC that pertains to or becomes associated with any request for consent to the assignment of any of the FCC Licenses being acquired pursuant to such Permitted Acquisition or (ii) if any such filing shall have been made, the Borrower shall have delivered to the Administrative Agent and the Lenders an opinion of the Borrower’s FCC counsel in form and substance reasonably satisfactory to the Administrative Agent and the Lenders to the effect that the objection set forth in such filing would not reasonably be expected to result in a denial of the FCC Consent or the designation for hearing of the applications for FCC Consent;

(iii)                               the Parent, the Borrower or the applicable Subsidiary shall have granted a prior and first Lien priority interest in, and pledged to the Administrative Agent on behalf of the Lenders, all of the Equity Interests of each such new Domestic Subsidiary acquired in connection with a Permitted Acquisition hereunder as additional collateral for the Obligations to be held by the Administrative Agent in accordance with the terms of the Parent/Borrower Pledge Agreement or the Subsidiary Pledge Agreement, and executed and delivered to the Administrative Agent all such documentation for such pledge (including, a supplement to the Subsidiary Pledge Agreement, original stock certificates and duly executed stock powers, as applicable) as, in the reasonable opinion of the Administrative Agent, is required to perfect or protect such Lien and grant a prior and first Lien; and

(iv)                              the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent to the effect that all material approvals, consents or authorizations required in connection with such Acquisition (including the formation of any License Subsidiary and the transfer of FCC Licenses to a License Subsidiary) from any Licensing Authority or other governmental authority shall have been obtained, and such opinions as the Administrative Agent may reasonably request as to the Liens granted to the Administrative Agent, for the benefit of the Lenders in the Equity Interest, as required pursuant to this Section, as to any required regulatory approvals for such Acquisition and as to such other matters as the Administrative Agent may reasonably request.

7.08                           Change in Nature of Business.  Engage in any material line of business substantially different from advertising dependent media and broadcasting and related businesses.

7.09                           Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Parent or the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent, the Borrower or such wholly-owned Subsidiary as would be obtainable by the Parent, the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of the Subsidiaries that are Guarantors, or (b) between and among wholly-owned Subsidiaries that are Guarantors, and Restricted Payments permitted by Section 7.06.  For the avoidance of doubt, this Section 7.09 shall not apply to employment arrangements with, and payments of compensation or benefits to or for the benefit of, management.

7.10                           Negative Pledge Clauses.  Enter into any new contractual agreement, arrangement or License containing a negative pledge clause or otherwise restricting or prohibiting the Parent, the Borrower and/or their Subsidiaries from creating or granting Liens on their property and/or assets (other than on or in any such contractual agreement, arrangement or License), except (a) in connection with Indebtedness permitted to be issued and secured under Section 7.01(i) and 7.01(j), and (b) to the extent the Obligations are expressly permitted to be fully secured notwithstanding such restriction or prohibition (either senior to or ratably with such other Indebtedness related to such restriction or prohibition, if such restriction or prohibition is related to the issuance of Indebtedness); provided that the restrictions in this section shall not apply to Excluded Non-Wholly Owned Subsidiaries.

7.11                           Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.12                           Amendment of Material Documents and Agreements.  Amend, modify or supplement (a) Organization Documents of the Parent, the Borrower or any Material Subsidiary, unless required by law, in any manner that is materially adverse to the interests of the Lenders (as may be reasonably determined by the Agents) or (b) the Indenture and the other Subordinated Notes Documents, in any manner that is materially adverse to the interests of the Lenders (as may be reasonably determined by the Agents).  The Parent and the Borrower shall promptly provide copies of any such amendments, modifications or supplements to the Administrative Agent.

7.13                           Financial Covenants.

(a)                                  Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.50 to 1.00.

(b)                                 Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.10 to 1.00.

(c)                                  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through March 31, 2006	5.50 to 1.00
April 1, 2006 and thereafter	5.00 to 1.00

7.14                           License Subsidiaries.  Except as set forth on Schedule 5.17 or permitted by the terms of Section 5.17, permit any Subsidiary (other than a License Subsidiary) to hold any FCC Licenses.  The Borrower shall not permit any License Subsidiary to (a) incur, create, assume or permit to exist any Indebtedness other than the Obligations, (b) incur, create, assume or permit to exist any Lien of any nature whatsoever on any property or assets now owned or hereafter acquired by it except in favor of the Administrative Agent, for the benefit of the Lenders, (c) make any capital expenditures, (d) acquire any assets other than the Licenses, (e) conduct any business, or (f) hire or engage any employees.

7.15                           Senior Subordinated Notes.

(a)                                  Make any interest or principal payment on the Senior Subordinated Notes or other subordinated Indebtedness during the existence of a payment Default or Event of Default.  Upon the occurrence of an Event of Default, the Borrower and the Parent shall immediately, upon the written request of the Administrative Agent, notify the Trustee under the Indenture of such occurrence.  Upon the occurrence of any breach default or event of default under the Indenture or any other Senior Subordinated Notes Documents, the Parent and the Borrower shall promptly notify the Administrative Agent.  The Parent and the Borrower shall take all actions necessary under the Indenture to cause the Obligations to be Designated Senior Indebtedness (as that term is defined in the Indenture) at all times and for all purposes of the Indenture and the Senior Subordinated Notes.

(b)                                 Neither the Parent nor the Borrower shall make any payment on any subordinated Indebtedness except in accordance with the provisions of the agreements, instruments and other documentation governing such subordinated Indebtedness as permitted to exist under the terms of this Agreement.

7.16                           Sale and Leaseback Transactions.  Enter into any arrangement whereby the Parent, the Borrower, or any Subsidiary sells or transfers any of its assets, and thereafter rents or leases such assets, provided that, so long as the there exists no Default both before and after giving effect to this transaction and the Borrower is otherwise in compliance with the provisions of Section 7.05, the Borrower, the Parent and their Subsidiaries may consummate sales and leasebacks aggregating not more than $15,000,000 in gross sales proceeds for all such transactions over the term of this Agreement.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01                           Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five

Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Parent, the Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) or Article VII; or

(c)                                  Other Defaults.  (i) The Parent, the Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in either Section 6.10 or 6.11 on its part to be performed or observed and such failure continues for 10 days after the earlier of actual notice by the Borrower or the Parent of such Default or receipt by such Loan Party of written notice of the existence of such Default from any Lender, or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of actual notice by the Borrower or the Parent of such Default or receipt by such Loan Party of written notice of the existence of such Default from any Lender; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) The Parent, the Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Senior Subordinated Notes or any other Consolidated Funded Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $30,000,000, or (B) fails to observe or perform any other agreement or condition relating to the Senior Subordinated Notes or any other such Consolidated Funded Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of the Senior Subordinated Notes or such Consolidated Funded Indebtedness, (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Consolidated Funded Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Consolidated Funded Indebtedness to be made, prior to its stated maturity, to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent, the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent, the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination

Value owed by the Parent, the Borrower or such Subsidiary as a result thereof is greater than $30,000,000; or

(f)                                    Insolvency Proceedings, Etc.  The Parent, the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days, or the Parent, the Borrower or such Material Subsidiary has consented in writing to any of the foregoing; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) The Parent, the Borrower or any Material Subsidiary admits in writing its inability to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against the Parent, the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by independent third-party insurance or indemnity), or (ii) any one or more non-monetary final judgments that have, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or is reasonably expected to result in liability of the Parent, the Borrower or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, or (ii) the Parent, the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $20,000,000; or

(j)                                     Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or

any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)                                  Failure to Comply with FCC.  (i) The FCC or any other Licensing Authority shall (A) revoke, terminate, substantially and adversely modify or refuse by final order to renew any License relating to a Station or Stations, or (B) designate any License for hearing or commence proceedings to suspend, revoke, terminate or substantially and adversely modify any License; or (ii) the Borrower or any License Subsidiary shall be required pursuant to a final non-appealable order to sell or otherwise dispose of any Station; so long as in each case of (i) and (ii) preceding such event or failure is reasonably expected to have a Material Adverse Effect; or

(l)                                     Change of Control.  There occurs any Change of Control.

8.02                           Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent, the Borrower and each Subsidiary;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or the Parent under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                           Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to the Agents in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, except Obligations relating to Swap Contracts, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of remaining portion of the Obligations, except Obligations with respect to Swap Contracts, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the Administrative Agent for the account of each Lender and Affiliate of each Lender party to a Swap Contract in the amount of the Swap Termination Value of each such Swap Contract, ratably among such Lenders and Affiliates of such Lenders in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01                           Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints KeyBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

9.02                           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                           Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agents:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers (except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law); and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower, their Subsidiaries or any of their Affiliates that is communicated to or obtained by the Person serving as any Agent or any of their Affiliates in any capacity.

Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), under the circumstances as provided in Sections 10.01 and 8.02 or (ii) in the absence of its own gross negligence or willful misconduct.  The Agents shall be deemed not to have knowledge of any

Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or the L/C Issuer.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than the Administrative Agent’s duty to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                           Reliance by Agents.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                           Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as there exists no Event of Default (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (including the consent of the Borrower, if applicable); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment within 30 days, then the Syndication Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided further that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment and the Agents in their reasonable determination have determined that no successor Administrative Agent meeting the qualifications set forth above will accept such appointment, the Agents may engage a commercial servicing company to act in the role of Administrative Agent, at the expense of the Borrower (with the consent of the Borrower so long as there exists no Event of Default, such consent not to be unreasonably withheld).  If no successor Administrative Agent has been appointed, and no servicing agent has been engaged by the Agents within 30 days after commercially reasonable efforts have been made by the Agents to engage such servicing agent, the Administrative Agent and the Borrower will negotiate in good faith (the Borrower’s consent not to be unreasonably withheld) a new agency fee for the Administrative Agent based on the market rate under the circumstances of the Loan, such fee to compensate the Administrative Agent for the administrative duties to be conducted by the Administrative Agent in connection with this Agreement and the other Loan Documents and to supersede any such agency fee payable to the Administrative Agent under any Fee Letter.  Upon the acceptance of the appointment by a successor Administrative Agent or the engagement of a servicing agent, (a) the resignation of the Administrative Agent shall become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (b) such successor or servicing agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and (c) the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by KeyBank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.  No servicing agent engaged pursuant to the preceding paragraph shall become L/C Issuer under this Agreement.  The Borrower and each Lender agree to the appointment of the servicing agent as Administrative Agent, if necessary under the terms of, and in accordance with the provisions of, this paragraph and the preceding paragraph.

9.07                           Non-Reliance on Agents and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                           No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the book managers, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                           Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered to, and if requested by the Required Lenders shall, by intervention in such proceeding or otherwise

(a)                                  file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are due and owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b)                                 collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the

Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                           Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold, assigned or conveyed or to be sold, assigned or conveyed as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)                                 to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.
MISCELLANEOUS

10.01                     Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)                                  change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, except as specifically set forth in Section 2.13;

(g)                                 release a substantial number of the Guarantors from the Guaranty without the written consent of each Lender, except as otherwise permitted in a transaction permitted by the terms of this Agreement, or release the Parent from the Guaranty without the written consent of each Lender; or

(h)                                 release a substantial portion of the Collateral without the written consent of each Lender, except as otherwise permitted in a transaction permitted by the terms of this Agreement;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (v) notwithstanding anything in this Section 10.01 or elsewhere in this Agreement to the contrary, except to the extent there shall then exist an Event of Default, any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate the intent of Section 2.13 to provide an Incremental Facility or an increase in the Aggregate Commitment shall be effective when executed by the Borrower, the Agents and each Lender or other approved financial institution making such Incremental Facility or increase in the Aggregate Commitment.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02                     Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, either Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or as otherwise noticed to the Administrative Agent; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, any Loan Party or the L/C Issuer pursuant to Article II if such Lender, Loan Party or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Syndication Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each of the Borrower, the Agents and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Administrative Agent.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer.

(d)                                 Reliance by Agents, L/C Issuer and Lenders.  Each Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower, the Parent and their Subsidiaries even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all out-of-pocket losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the each Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

10.03                     No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                     Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, provided that, notwithstanding the foregoing, the Borrower will not be required to reimburse the Administrative Agent for legal fees incurred on behalf of an Eligible Assignee in connection with any assignment as set forth in Section 12.06(b)(v), and (iii) all out-of-pocket expenses incurred by each Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for each Agent, any Lender or the L/C Issuer), in connection with the enforcement of its rights after the occurrence of an Event of Default (or, during the continuance of an Event of Default, protection of its rights) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of any actual or prospective claim, litigation, actions, judgments, litigation, lawsuits, investigation or proceedings arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are resulting from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim. as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to an Agent (or any sub-agent thereof), the L/C Issuer or any

Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (except unpaid amounts relating to upfront closing fees provided in the Fee Letters), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the parties hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than 30 Business Days after demand therefor after receipt of a reasonably detailed written invoice therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender or Agent, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                     Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except the Borrower and the Parent may not, nor may any other Loan Party (except to the extent such Loan Party is permitted in a transaction permitted by the terms of this Agreement), assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)                               any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which such fee is not applicable in connection with an assignment to an Affiliate of a Lender), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v)                                 each Eligible Assignee will reimburse the Administrative Agent for the legal costs incurred by the Administrative Agent (if any) as a direct result of such Assignment and Assumption (provided that no such legal costs will be incurred on behalf of any such Eligible Assignee unless such Eligible Assignee requests the assistance of counsel to the Administrative Agent.)

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be presumptively correct absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $1,000.00, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender, and subject to Section 10.07, such SPC may disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07                     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ and to its Affiliates’ respective directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the a Loan Party.

For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any Subsidiary relating to the Parent, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any Subsidiary, provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08                     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency (but not trust accounts)) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                     Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                     Replacement of Lenders.  If any of the following shall occur:

(a)                                  any Lender requests compensation under Section 3.04,

(b)                                 any Lender is unable to fund under Section 3.02,

(c)                                  any Lender is a Defaulting Lender,

(d)                                 the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01,

(e)                                  any Lender does not vote in favor of an amendment or waiver that requires the consent or vote of each of the Lenders and is approved by the Required Lenders,

(f)                                    any Lender does not vote in favor of an amendment or waiver described in Section 10.01(d)(ii), or

(g)                                 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto,

then the Borrower may, at its sole expense and effort, upon notice to such Lender and with the consent of the Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrower or the new assignee Lender shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                     Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER, EACH OTHER LOAN PARTY AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                     FCC Compliance.

(a)                                  Notwithstanding anything herein or in any of the Loan Documents to the contrary, but without limiting or waiving any Loan Party’s obligations hereunder or under any of the Loan Documents, the Administrative Agent’s and the Lenders’ remedies hereunder and under the Loan Documents are subject to compliance with the Communications Act of 1934, as amended, and to all applicable rules, regulations and policies of the FCC, and neither the Administrative Agent nor the Lenders will take any action pursuant to this Agreement or any of the Loan Documents that will constitute or result in any assignment of a License issued by the FCC or any change of control of the Borrower or any of its Subsidiaries which owns any FCC License if such assignment of License or change of control would require under then existing law (including the written rules and regulations promulgated by the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC.  This Agreement, the Loan Documents and the transactions contemplated hereby and thereby do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of any Loan Party by the Administrative Agent or the Lenders or control, affirmative or negative, direct or indirect, of any Loan Party by the Administrative Agent or the Lenders, over the management or any other aspect of the operation of any Loan Party, which ownership and control remain exclusively and at all times in the members, stockholders and directors of the Loan Parties until such time as the Administrative Agent and the Lenders have complied with such law, rules, regulations and policies.

(b)                                 Furthermore, the parties acknowledge their intent that, upon the occurrence of an Event of Default, the Lenders shall receive, to the fullest extent permitted by applicable law and governmental policy (including, the rules, regulations and policies of the FCC), all rights necessary or desirable to obtain, use or sell the Licenses and the Collateral securing the Obligations, and to exercise all remedies available to them under this Agreement, the Loan Documents, the Uniform Commercial Code or other applicable law.  Therefore, the parties agree that, in the event of changes in law or governmental policy occurring after the date hereof that affect in any manner the Administrative Agent’s or the Lenders’ rights of access to, or use or sale of, the Licenses or such Collateral, or the procedures necessary to enable the Administrative Agent or the Lenders to obtain such rights of access, use or sale, the Administrative Agent, the Lenders, the Parent and the Borrower shall amend this Agreement and the Loan Documents in such manner as the Administrative Agent shall reasonably request, in order to provide the Administrative Agent and the Lenders such rights to the greatest extent possible consistent with then applicable Law and governmental policy.

10.17                     USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18                     Time of the Essence.  Time is of the essence of the Loan Documents.

10.19                     Designation as Senior Indebtedness.  All Obligations shall be “Designated Senior Indebtedness” for purposes of and as defined in that certain Indenture, and all supplemental indentures thereto, and all other indentures and other Indebtedness of the Parent, the Borrower and their Subsidiaries.

10.20                     Amendment, Restatement, Increase, Extension Renewal and Increase in Uncommitted Option.  This Agreement is a renewal, amendment, restatement and increase of the Existing Credit Agreement, and, as such, except for the “Obligations” as defined in the Existing Credit Agreement (which shall survive, be renewed and restated by the terms of this Agreement), all other terms and provisions supersede in their entirety the Existing Credit Agreement.  All pledge agreements granting a pledge in the Equity Interests of the Borrower and the Subsidiaries of the Borrower and the Parent, and all guaranties executed by the Parent and the Subsidiaries of the Parent and the Borrower executed and delivered in connection with this Agreement that restate any previously granted interest shall supersede any pledge agreements, guaranties and other documents and instruments granting any such security interest or guaranty that were executed and delivered in connection with the Existing Credit Agreement (the “Original Security Documents”), except for the Liens created under the Original Security Documents which shall remain valid, binding and enforceable Liens against the Borrower, the Subsidiaries and each of the other Persons granting any such Liens.  Except to the extent specifically released, all other Original Security Documents shall continue to secure the Obligations as herein defined, and shall be in full force and effect.  The Lenders acknowledge that (a) the intent of this paragraph is to maintain the priority of the Liens in the Equity Interests of the Borrower and the Subsidiaries of the Parent and the Borrower, and (b) it is the intent of the parties to this Agreement that the Liens on the assets of the Parent, the Borrower and their Subsidiaries (other than the Liens on such Equity Interests) be released and not secure the Obligations under this Agreement.

10.21                     Commitment Letter.  The provisions of that certain Commitment Letter, dated as of July 15, 2004, among the Borrower, Bank of America, the Arrangers and JPMorgan Chase Bank relating to the indemnification by the Borrower and the payment by the Borrower of costs and expenses of the parties thereto will be superseded in full by the provisions of this Agreement, notwithstanding the survival provisions in such letter.

10.22                     ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENTERCOM RADIO, LLC

		By:	/S/

Name:

Title:

Acknowledged and Agreed:

ENTERCOM COMMUNICATIONS CORP.

By:	/S/

Name:

Title:

KEYBANK NATIONAL ASSOCIATION, as
Administrative Agent, L/C Issuer and Lender

By:	/S/

Name:

Title:

BANK OF AMERICA, N.A., as Syndication Agent and Lender

By:	/S/

Name:

Title:

JPMORGAN CHASE BANK, as Co- Documentation Agent and Lender

By:	/S/

Name:

Title: